UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 15, 2008

AVANT IMMUNOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-15006	13-3191702
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

119 Fourth Avenue

Needham, Massachusetts 02494-2725

(Address of principal executive offices) (Zip Code)

(781) 433-0771

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

On April 16, 2008, Celldex Therapeutics, Inc. (“Celldex”), a wholly-owned subsidiary of AVANT Immunotherapeutics, Inc., a Delaware corporation (the “Registrant”), entered into a License and Development Agreement (the “License and Development Agreement”) with Pfizer Vaccines, LLC (“Pfizer Vaccines”).  At the closing of the transactions described in the License and Development Agreement, the Registrant will enter into a Common Stock Purchase Agreement with Pfizer Vaccines (the “Common Stock Purchase Agreement”).

Under the License and Development Agreement, Celldex has granted to Pfizer Vaccines an exclusive worldwide license to Celldex’s therapeutic cancer vaccine candidate, CDX-110, in Phase 2 development for the treatment of glioblastoma multiforme (GBM).  CDX-110, which has been granted both Fast Track and Orphan Drug designations by the U.S. Food and Drug Administration (FDA), is an investigational immunotherapy that targets the tumor-specific molecule EGFRvIII, a functional variant of the epidermal growth factor receptor (EGFR), which is a protein that has been well validated as a target for cancer therapy.  The License and Development Agreement also gives Pfizer Vaccines exclusive rights to the use of EGFRvIII vaccines in other potential indications.

Under the License and Development Agreement, Pfizer Vaccines will make an upfront payment to Celldex of $40 million and, through the Common Stock Purchase Agreement, will purchase $10 million of the Registrant’s common stock at a price per share which represents a 25% premium to the average daily closing price of the Registrant’s common stock for the five trading days immediately preceding April 16, 2008.  Further, Pfizer Vaccine will fund all development costs for CDX-110 and other EGFRvIII programs under the License and Development Agreement.  Celldex is also eligible to receive milestone payments exceeding $390 million for the successful development and commercialization of CDX-110 and additional EGFRvIII vaccine products, as well as double-digit royalties on any product sales.

The License and Development Agreement is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and is expected to close in the second quarter of 2008.  The common stock purchase will close simultaneously with the closing of the License and Development Agreement.

Under the terms of the Common Stock Purchase Agreement, the Registrant will grant to Pfizer Vaccines piggyback registration rights, and demand registration rights on Form S-3 (no more than twice during any twelve-month period in the case of demand registration on Form S-3).  These registration rights would expire upon the earlier of the sale of all of the common stock subject to those rights, or the fifth anniversary of the date of the Common Stock Purchase Agreement, and are not assignable by Pfizer Vaccines except to an affiliate of Pfizer Vaccines.  Pfizer Vaccines has agreed to refrain from selling the shares of common stock purchased under the Common Stock Purchase Agreement for one year after signing the Common Stock Purchase Agreement, provided that it can sell up to 10% of such shares of common stock during any rolling 90-day period from and after the six-month anniversary of the signing of that agreement.  Pfizer Vaccines will also be subject to a limited standstill agreement with the Registrant for a period of 18-months following the signing of the Common Stock Purchase Agreement.

In connection with the License and Development Agreement, Celldex also entered into agreements amending its existing license agreements with Duke University and Thomas Jefferson University relating to license and other rights to Celldex’s vaccines, as well as milestone and royalty payments.

The Registrant and Pfizer, Inc., an affiliate of Pfizer Vaccines, have a pre-existing business relationship apart from the License and Development Agreement.  In connection with the Registrant’s acquisition of Megan Health in 2000, the Registrant entered into a licensing agreement with Pfizer, Inc. whereby Pfizer, Inc. licensed Megan Health’s technology for the development of animal health and food safety vaccines. Upon execution of the agreement, Pfizer made an initial license payment of $2.5 million together with a $3 million equity investment.  In December 2002, the Registrant received a milestone payment of $500,000 from Pfizer, Inc. as a result of the submission of an application with the USDA for licensure of a food safety vaccine. Under the Megan Health agreement with Pfizer, Inc., the Registrant may receive additional milestone payments of up to $3 million based upon attainment of specified milestones.

On April 16, 2008, the Registrant issued a press release concerning the transaction with Pfizer Vaccines, a copy of which is attached hereto as Exhibit 99.1.

Item 3.02.              Unregistered Sales of Equity Securities

On the effective date of the transactions described in the License and Development Agreement, the Registrant will enter into the Common Stock Purchase Agreement with Pfizer Vaccines, whereby the Registrant will sell 780,944 shares of the Registrant’s common stock, at a price per share of $12.81, to Pfizer Vaccines, for aggregate cash consideration to the Registrant of $10,000,000.  The sale of the shares of common stock will not be registered under the Securities Act of 1933.  Rather, the offer of such shares was, and sale of such shares will be, made in reliance on the exemption from registration requirements provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.  Pfizer Vaccines is “accredited” (as defined under Regulation D) and no general solicitation was or is being used in connection with the offer and sale of such securities.

Item 8.01.              Other Events

On April 15, 2008, the Registrant issued a press release concerning certain data with respect to a Phase 2 ACT II study with respect to its CDX-110 product, a copy of which is attached hereto as Exhibit 99.2.

Item 9.01.              Financial Statements and Exhibits

Exhibit	Description
99.1	Press Release issued April 16, 2008.
99.2	Press Release issued April 15, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANT IMMUNOTHERAPEUTICS, INC.

Date: April 17, 2008	By:	/s/ Avery W. Catlin

Avery W. Catlin
Title: Senior Vice President and Chief Financial Officer